BRIDGE NOTE AGREEMENT

$55,000	March 15, 2018

For value received, SPINDLE, INC., a Nevada corporation (the “Company”), promises to pay to LegendCap Opportunity Fund (the “Purchaser”), the sum of Fifty Five Thousand Dollars ($55,000.00) (the “Bridge Note” or the “Note”). This Note is subject to the following terms and conditions.

1.

The Bridge Note will be secured by a copy the Company’s Payment Service Provider (“PSP”) software code and the Note is to be repaid by the Company out of the proceeds of Equity Financing or from cash otherwise available to the Company and in no event later than September 15, 2018.

2.

The Bridge Note can be converted to restricted stock at $0.080 per share at any time prior to September 15, 2018 in satisfaction of provision 1 above.

3.

This Note shall be considered subordinate to the Amended and Restated convertible promissory note (as amended for up to $359,000) with an issuance date of October 17, 2017 and held by Michael Kelly.

IN WITNESS WHEREOF, the parties have executed this Bridge Note Agreement as of the date first set forth above.

Agreed and Accepted:	THE COMPANY

LegendCap Opportunity Fund	SPINDLE, INC.
a corporation organized under
the laws of Nevada

By: /s/ Evan Greenberg	By: /s/ Dr. Jack A. Scott
Name: Evan Greenberg	Name: Dr. Jack A. Scott

Address: 565 Plandome Road #270	Address: 1201 S. Alma School Road,
Manhasset, NY 11050	Suite #12500, Mesa, AZ 85210